EXHIBIT 10.38.5

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF
THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY
FILED WITH THE COMMISSION.***

DEVELOPMENT AGREEMENT

THIS DEVELOPMENT AGREEMENT (this “Agreement”) is entered into and effective as of this 8th day of September, 2005 (the “Effective Date”), by and between KING PHARMACEUTICALS, INC., a Tennessee corporation (“King”), and INYX, INC., a Nevada corporation (“Inyx”).

WHEREAS, King owns certain technology and proprietary materials related to the drugs Intal and Tilade;

WHEREAS, Inyx is a developer and manufacturer of pharmaceutical aerosol products; and

WHEREAS, the parties have entered that certain Collaboration Agreement, dated as of the date hereof (the “Collaboration Agreement”), for the purpose of pursuing a collaboration relating to the development, marketing, and promotion of Products (as defined herein);

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS

1.1 Definitions.  (a) Unless otherwise specifically defined in this Agreement, each capitalized term used herein will have the meaning assigned to such term in the Collaboration Agreement.

(b) In addition to the terms defined elsewhere herein, as used in this Agreement, the following terms have the meanings specified below when used in this Agreement:

“Agreement” means this Agreement, together with all appendices, exhibits, and schedules referenced herein or attached hereto, and as the same may be amended or supplemented from time to time hereafter pursuant to the provisions hereof.

“Approved New Product” has the meaning set forth in Section 4.2.

“Collaboration Agreement” has the meaning set forth in the recitals.

“development” or “develop” means, with respect to a Product or Excluded New Product, all research, preclinical, pharmaceutical, and clinical activities and other activities undertaken in order to obtain Regulatory Approval of such Product or Excluded New Product, including all preclinical and clinical drug development activities, research, test method development and stability testing, toxicology, animal studies, statistical analysis and report writing, clinical trial design and performance prior to obtaining Regulatory Approvals, and regulatory affairs related to the foregoing. “development” will also include relevant formulation, process development, manufacturing, manufacturing scale-up, current Chemistry and Manufacturing Controls section of an IND, development-stage manufacturing, quality assurance, and quality control development.

CONFIDENTIAL TREATMENT

“Effective Date” has the meaning set forth in the recitals.

“Excluded New Product” has the meaning set forth in Section 4.2.

“Excluded New Product Costs” has the meaning set forth in Section 4.4(b).

“Excluded Patent Costs” has the meaning set forth in Section 4.4(a).

“Excluded Product Notice” has the meaning set forth in Section 4.3(a).

“Excluded Regulatory Costs” has the meaning set forth in Section 4.4(b).

“Good Clinical Practices” means the international ethical and scientific quality standards for designing, conducting, recording, and reporting trials that involve the participation of human subjects. Good Clinical Practices are established through FDA guidances (including ICH E6).

“Good Laboratory Practices” means the minimum standards for conducting nonclinical laboratory studies that support or are intended to support applications for research or marketing permits for products regulated by the FDA, including food and color additives, animal food additives, human and animal drugs, medical devices for human use, biological products, and electronic products. Good Laboratory Practices are established through FDA regulations (including 21 CFR Part 58), FDA guidances, FDA current review and inspection standards, and current industry standards.

“Good Manufacturing Practices” means the minimum standards for methods to be used in, and the facilities or controls to be used for, the manufacture, processing, packing, or holding of a drug to assure that such drug meets the requirements of the Federal Food, Drug and Cosmetic Act of 1938, as amended, as to safety, and has the identity and strength and meets the quality and purity characteristics that it purports or is represented to possess. Good Manufacturing Practices are established through FDA regulations (including 21 CFR Parts 210-211), FDA guidance, FDA current review and inspection standards, and current industry standards.

“Intal HFA Documentation” has the meaning set forth in Section 5.1.

“Inyx” has the meaning set forth in the recitals.

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“King” has the meaning set forth in the recitals.

“New Product Report” has the meaning set forth in Section 4.1.

“Offer Notice” has the meaning set forth in Section 4.3(d).

“Plan of Execution” has the meaning set forth in Section 5.2(a)(i).

“Term” has the meaning set forth in Section 7.1.

* * * .

“Unmarketed Excluded New Product” has the meaning set forth in Section 4.3(c).

1.2    Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits, or Schedules, such reference will be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,”“includes,” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, and (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine, or neuter, as the context may require. The Schedules and Exhibits hereto will be deemed part of this Agreement and included in any reference to this Agreement. This Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable law.

2.    Development RIGHTS

2.1    License. The parties acknowledge and agree that during the Term the license granted to Inyx under Section 4.1 of the Collaboration Agreement will include a non-exclusive right to perform development work with respect to the Technology and Patent Rights in the Territory, subject to the terms of this Agreement and the Collaboration Agreement.

2.2    Technical Reports. Inyx will keep the AMC fully informed about the status of Inyx’s development work hereunder, including furnishing the AMC with regular reports relating to such work. In particular, without limitation, Inyx will (a) provide periodic reports in reasonable detail to the AMC each Calendar Quarter and as requested from time to time by the AMC; (b) provide, upon request, King with access to, and copies of, all Improvements arising out of such development work; (c) provide King with copies of all materials furnished to the AMC and such other information concerning such development work as King may reasonably request; and (d) from time to time consult with King, upon request, with respect to Inyx’s development work hereunder.

CONFIDENTIAL TREATMENT

3.    Improvements

3.1    Ownership of Improvements. As provided in Article 5 of the Collaboration Agreement, King will own all right, title, and interest on a worldwide basis in and to any and all Improvements, including all Improvements developed pursuant to Inyx’s exercise of its rights hereunder.

3.2    Improvements Disclosure and Generally. As provided in Article 5 of the Collaboration Agreement, Inyx will promptly provide the AMC with written notice concerning all Improvements conceived, made, or developed during the Term.

3.3    Record Keeping. During the Term, Inyx will maintain records regarding its development work in sufficient detail and in accordance with Good Laboratory Practice, Good Clinical Practice, and Good Manufacturing Practice and as will properly reflect and document, in a manner appropriate for purposes of supporting the filing of potential patent applications and the filing and obtaining of all Regulatory Approvals, all work done and results achieved in the performance of Inyx’s development work hereunder (including all data in the form required under any applicable laws). All such records will be deemed Improvements. Inyx hereby grants King the right to inspect and copy such records to the extent King deems necessary for the performance of its obligations or exercise of its rights under the Collaboration Documents.

4.    New Products

4.1    * * *

4.2    * * * .

4.3    * * *

4.4    * * *

5.    Development of HFA Products

5.1    Development of Intal HFA Documentation. Inyx will prepare, and provide to King, all documentation necessary for King to make all required Regulatory Filings with all Regulatory Authorities with respect to Intal HFA in connection with the development and manufacturing of such Product, including documentation necessary to support any responses to questions raised by the applicable Regulatory Authority with respect to such filings (such documentation, collectively the “Intal HFA Documentation”).

5.2    Intal HFA Payments. (a) In consideration for the development of the Intal HFA Documentation, King will make the following payments to Inyx in connection with obtaining FDA approval of Intal HFA in accordance with the following schedule:

(i)    *** to be paid upon submission by Inyx to King of a detailed plan of execution for such FDA approval (the “Plan of Execution”), which plan must be reasonably acceptable to King and must describe in sufficient detail milestones for achieving such approval and a timetable for such achievement;

CONFIDENTIAL TREATMENT

(ii)    *** to be paid upon submission by Inyx to King of a detailed status report reasonably acceptable to King setting forth Inyx’s achievement of at least certain milestones set forth in the Plan of Execution. The selection of which milestones must be achieved for Inyx to be entitled to such payment will be established by the AMC following King’s acceptance of the Plan of Execution. Notwithstanding successful completion of the milestone described in this clause (ii), this payment will in no event become due sooner than *** following completion of the milestone giving rise to the first payment described in clause (i);

(iii)    *** to be paid upon submission of the chemistry, manufacturing, and controls (CMC) sections for the Intal HFA for filing with the FDA, in a form mutually acceptable to King and Inyx;

(iv)    *** to be paid upon receipt of approval of Intal HFA from the FDA; and

(v)    *** to be paid upon release of Intal HFA commercially.

(b)    Subject to Section 5.2(a)(ii), all payments from King to Inyx pursuant to this Section 5.2 will be due within thirty (30) days of King’s receipt of Inyx’s invoice therefor. All payments due hereunder will be sent to Inyx by wire transfer of funds via the Federal Reserve Wire Transfer System to ***, or such other financial institution as Inyx may designate to King in writing from time to time in accordance with Section 9.1 hereof. King will notify the following person prior to the value date of each wire transfer, or such other person as Inyx may designate to King from time to time in accordance with Section 9.1 hereof:

Ms. Rima Goldshmidt, Vice President of Finance
Inyx, Inc.
825 Third Avenue, 40th Floor
New York, NY 10022
Telephone: (416) 250-0188
Facsimile: (416) 250-2663
Email: rima.goldshmidt@Inyxinc.com

(c)    Neither King’s payments pursuant to this Section 5.2 nor Inyx costs associated with the development of the Intal HFA Documentation pursuant to Section 5.1 will be deemed Collaboration Costs.

5.3    * * * .

6.    CERTAIN MATTERS

6.1    * * *

CONFIDENTIAL TREATMENT

6.2    * * *

7.    TERM AND TERMINATION

7.1    Term of Agreement. The term of this Agreement (the “Term”) will commence as of the Effective Date hereof and will continue until the later of December 31, 2015 and the last date on which any Approved New Product is sold, unless terminated sooner or extended as provided below.

7.2    Termination by Either Party. (a) Each party will have the right to terminate this Agreement at any time upon written notice to the other party, if such other party breaches in a material way any of the representations, warranties, covenants, or agreements set forth in this Agreement or otherwise materially defaults in the performance of any of its duties or obligations under this Agreement, which breach or default is not cured within sixty (60) days after written notice is given to the breaching party specifying the breach or default.

(b)    Each party may, by written notice delivered to the breaching party, terminate this Agreement if there are two or more similar or substantially similar material breaches of this Agreement by the breaching party within any 12-month period, which termination will be effective thirty (30) days following such written notice; provided, however, that any failure of a non-breaching party to exercise this termination right with respect to certain breaches will not be deemed a waiver of the ability of such non-breaching party to exercise this right upon any subsequent breach.

(c)    To the extent permitted by law, each party will have the right to terminate this Agreement immediately upon notice to the other party, if such other party is declared bankrupt or insolvent, if there is an assignment for the benefit of creditors, or if a receiver is appointed or proceedings commenced (and not dismissed within sixty (60) days), voluntarily or involuntarily, under any bankruptcy or similar law.

(d)    Each party will have the right to terminate this Agreement at any time, at will, upon one (1) year’s prior written notice to the other party.

7.3    Termination of Collaboration Agreement. In the event of the termination or expiration of the Collaboration Agreement,

(a)    Inyx’s license to perform development work with respect to the Technology and Patent Rights, as described in Section 2.1, will automatically be terminated;

(b)    * * *

(c)    King will assume all oversight responsibilities previously granted to the AMC under this Agreement, including Section 8.1, and all obligations of Inyx to provide notices to the AMC or generally to keep the AMC informed will be converted into obligations to provide notices to King or generally to keep King informed.

CONFIDENTIAL TREATMENT

Furthermore, at such time as Inyx has fulfilled its obligations under Article 5, this Agreement will automatically terminate.

7.4    Termination by King. (a) Subject to the terms of Section 7.4(b) below, King will have the right to terminate this Agreement immediately upon written notice to Inyx if there is a Change of Control of Inyx.

(b)    * * * .

7.5    Effects of Termination. (a) Neither the termination nor expiration of this Agreement will release or operate to discharge either party from any liability or obligation that may have accrued prior to such termination or expiration. Any termination of this Agreement as provided herein will not be an exclusive remedy but will be in addition to any remedies whatsoever that may be available to the terminating party.

(b)    Notwithstanding the giving of any notice of termination pursuant to this Article 7, each party will continue to fulfill its obligations under this Agreement at all times until the effective date of any such termination.

7.6    Actions Upon Termination. Upon the termination or expiration of this Agreement for any reason,

(a)    Inyx will immediately cease all development work hereunder;

(b)    Inyx will deliver to King all Improvements and all documents, material, data, records, analyses, and information related thereto, including all records described in Section 3.3 hereof; provided that Inyx may retain copies of the foregoing to the extent consistent with Inyx’s rights and obligations under the other Collaboration Documents then in effect; and

(c)    * ** .

7.7    Survival. The provisions of Articles 3, 6, 7, 8, and 9 and Section 4.3(c) (but only to the extent of ongoing royalty obligations applicable pursuant to Section 7.6(c)) will survive any expiration or termination of this Agreement.

7.8    Payments Upon Termination. (a) The expiration or termination of this Agreement pursuant to this Article 7 will not release either party from any obligation to pay to the other party any amounts accrued under Article 4 of this Agreement in connection with activities completed, Excluded New Product Costs accrued, and Net Sales realized with respect to the period prior to the effective date of such expiration or termination.

(b)    Within thirty (30) days after the expiration or termination of this Agreement, each party will provide to the AMC and the other party (i) a reasonably detailed statement of Collaboration Costs or Excluded New Product Costs incurred by such party pursuant to the terms of this Agreement during the period of January 1 of the Calendar Year in which such expiration or termination occurs through the effective date of such expiration or termination; and (ii) any final reports with respect to Net Sales of Unmarketed Excluded New Products during such period.

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(c)    Within thirty (30) days after receipt of such information from King and Inyx, the AMC will determine the net amounts due and or payable by Inyx and King, and such amounts will be paid by the parties within thirty (30) days after such AMC determination.

8.    Collaboration Agreement

8.1    AMC and Dispute Resolution. (a) The parties acknowledge and agree that the provisions with respect to the AMC in Article 2 of the Collaboration Agreement, including the dispute resolution provisions in Section 2.7 of the Collaboration Agreement, will apply with respect to the parties activities under this Agreement.

(b)    In addition to the specific matters addressed in the Collaboration Agreement and elsewhere in this Agreement, and subject to the other provisions of the Collaboration Documents, including King’s final decision-making authority, as set forth in Section 2.7(c) of the Collaboration Agreement, during the Term, the AMC will have oversight and approval with respect to the following:

(i)    the progress of Inyx in the conduct of its development work hereunder; and

(ii)    the scope and format of pre-clinical and clinical studies and materials.

8.2    Recordkeeping and Audits. The parties acknowledge and agree that the provisions governing recordkeeping and audit rights contained in Article 10 of the Collaboration Agreement will apply with respect to the parties activities under this Agreement and are incorporated herein.

8.3    Confidentiality. The parties acknowledge and agree that the confidentiality obligations set forth in Section 12 of the Collaboration Agreement are incorporated herein in their entirety.

8.4    Indemnification and Insurance. The parties acknowledge and agree that the provisions governing indemnification and insurance contained in Article 13 of the Collaboration Agreement will apply with respect to the parties activities under this Agreement and are incorporated herein.

8.5    * * * .

9.    MISCELLANEOUS PROVISIONS

9.1    Notices. Except as otherwise specifically provided herein, any notice or other documents to be given under this Agreement will be in writing and will be deemed to have been duly given if sent by registered post, nationally recognized overnight courier, or confirmed facsimile transmission to a party (followed by hard copy by mail), or delivered in person to a party at the address or facsimile number set out below for such party or such other address as the party may from time to time designate by written notice to the other:

CONFIDENTIAL TREATMENT

If to King:

King Pharmaceuticals, Inc.
501 Fifth Street
Bristol, Tennessee 37620
Attn: President
Facsimile: (423) 989-8006

with a copy to:

King Pharmaceuticals, Inc.
501 Fifth Street
Bristol, Tennessee 37620
Attn: Executive Vice President and General Counsel
Facsimile: (423) 989-6282

and

Jones Day
222 East 41st Street
New York, New York 10017
Attn: John J. Hyland, Esq.
Facsimile: (212) 755-7306

If to Inyx:

Inyx, Inc.
825 Third Avenue
40th Floor
New York, New York 10022
Attn: Chairman and CEO
Facsimile: (212) 838-0060

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with a copy to:

Bennett Jones LLP
10th Floor, 10035-105 Street
Edmonton, Alberta
Canada T5J 3T2
Attn: Enzo J. Barichello, Q.C.
Facsimile: (780) 421-7951

Any such notice or other document will be deemed to have been received by the addressee three (3) business days following the date of dispatch of the notice or other document by post or, where the notice or other document is sent by overnight courier, by hand, or is given by facsimile, simultaneously with the transmission or delivery thereof.

9.2    Assignment. Inyx may not assign or otherwise transfer this Agreement or any interest herein or right hereunder without the prior written consent of King, and any such purported assignment, transfer, or attempt to assign or transfer any interest herein or right hereunder will be void and of no effect. King may freely assign and otherwise transfer this Agreement or any interest herein or right hereunder without Inyx’s consent. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

9.3    Governing Law. This Agreement will be construed under and in accordance with, and governed in all respects by, the laws of the State of New York, without regard to its conflicts of law principles.

9.4    Non-Waiver. The failure of either party to enforce or to exercise, at any time or for any period of time, any term of or any right arising pursuant to this Agreement does not constitute, and will not be construed as, a waiver of such term or right, and will in no way affect that party’s right later to enforce or exercise such term or right.

9.5    Entire Agreement. This Agreement, together with the other Collaboration Documents, contains all of the terms agreed to by the parties regarding the subject matter hereof and thereof and supersede any prior agreements, understandings, or arrangements between them, whether oral or in writing. This Agreement may not be amended, modified, altered, or supplemented except by means of a written agreement or other instrument executed by both of the parties hereto. No course of conduct or dealing between the parties will act as a modification or waiver of any provisions of this Agreement.

9.6    Consent to Jurisdiction. Each of the parties hereby submits to the exclusive general jurisdiction of the courts of the State of New York and the courts of the United States of America for the Eastern District of New York in any action or proceeding arising out of or relating to this Agreement and to the jurisdiction of the appellate courts to which appeals are required to be taken from any of the foregoing. Each of the parties waives any defense of inconvenient forum to the maintenance of any such action or proceeding. Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.1 above. Nothing in this Section 9.6, however, will affect the right of any party to serve legal process in any other manner permitted by law or equity.

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9.7    Equitable Relief. Each party acknowledges that a breach by it of the provisions of this Agreement cannot reasonably or adequately be compensated in damages in an action at law and that such a breach may cause the other party irreparable injury and damage. By reason thereof, each party agrees that the other party is entitled to seek, in addition to any other remedies it may have under this Agreement or otherwise, preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement by the other party; provided, however, that no specification in this Agreement of a specific legal or equitable remedy will be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of such a breach. Each party agrees that the existence of any claim, demand, or cause of action of it against the other party, whether predicated upon this Agreement, or otherwise, will not constitute a defense to the enforcement by the other party, or its successors or assigns, of the covenants contained in this Agreement.

9.8    Severability. In the event that any of the provisions or a portion of any provision of this Agreement is held to be invalid, illegal, or unenforceable by a court of competent jurisdiction or a governmental authority, such provision or portion of provision will be construed and enforced as if it had been narrowly drawn so as not to be invalid, illegal, or unenforceable, and the validity, legality, and enforceability of the enforceable portion of any such provision and the remaining provisions will not be adversely affected thereby.

9.9    Relationship of the Parties. The parties hereto are acting and performing as independent contractors, and nothing in this Agreement creates the relationship of partnership, joint venture, sales agency, or principal and agent. Neither party is the agent of the other, and neither party may hold itself out as such to any other party. All financial obligations associated with each party’s business will be the sole responsibility of such party.

9.10   Counterparts. This Agreement will become binding when any one or more counterparts hereof, individually or taken together, will bear the signatures of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which will be deemed an original as against the party whose signature appears thereon, but all of which taken together will constitute but one and the same instrument.

9.11    Force Majeure. Neither party will be liable to the other party for any failure to perform as required by this Agreement if the failure to perform is due to circumstances reasonably beyond such party’s control including acts of God, civil disorders or commotions, acts of aggression, fire, explosions, floods, drought, war, sabotage, embargo, utility failures, material shortages, a national health emergency, or appropriations of property. A party whose performance is affected by a force majeure event will take prompt action using its reasonable best efforts to remedy the effects of the force majeure event. If, as a result of a force majeure event, a party is unable to fully perform its obligations hereunder for any consecutive period of one hundred eighty (180) days, the other party will have the right to terminate this Agreement, upon providing written notice to the nonperforming party, such termination to be effective thirty (30) days from the date of such notice.

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9.12    Interpretation. The parties hereto acknowledge and agree that: (a) each party and its representatives have reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; and (b) the terms and provisions of this Agreement will be construed fairly as to each party hereto and not in favor of or against either party regardless of which party was generally responsible for the preparation or drafting of this Agreement.

9.13    Further Assurances. Each of Inyx and King agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such additional assignments, agreements, documents, and instruments, that may be necessary or as the other party hereto may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other party its rights and remedies under, this Agreement.

9.14    Third Party Beneficiaries. This Agreement is not intended to confer upon any non-party rights or remedies hereunder, except as may be received or created as part of a valid assignment.

9.15    Use of Party’s Name. Except as expressly provided or contemplated hereunder and except as otherwise required by applicable law, no right is granted pursuant to this Agreement to either party to use in any manner the trademarks or name of the other party, or any other trade name, service mark, or trademark owned by or licensed to the other party in connection with the performance of the Agreement. Notwithstanding the above, either party will be permitted to use the other party’s name and marks, as may be required under applicable law, in connection with securities or other public filings.

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IN WITNESS WHEREOF, the parties have duly executed this Development Agreement as of the first date written above.

KING PHARMACEUTICALS, INC.

By:	/s/ Brian Markison
Brian Markison
President and CEO

INYX, INC.

By:	/s/ Jack Kachkar
Jack Kachkar
Chairman and CEO

CONFIDENTIAL TREATMENT